[GRAPHIC OMITTED]Russell-Stanley           RUSSELL-STANLEY HOLDINGS, INC.
                                           685 Route 202/206
                                           Bridgewater, NJ  08807-1762
                                           Contact:  Ron Litchkowski
                                           (908) 203-9500


                                 Press Release

Bridgewater, New Jersey, July 17, 2001 - Russell-Stanley Holdings, Inc. today announced it has reached agreement in principle on a term sheet for a restructuring that will significantly de-leverage the Company's balance sheet. This will be accomplished by converting $130 million of existing notes (representing approximately two-thirds of the company's total debt) into equity in the reorganized company.

"The Company is pleased to confirm that it has reached agreement in principle on the form of restructure for the Company. We are eager to implement the restructuring as soon as possible" said Dan Miller, Chairman and Chief Executive Officer of Russell-Stanley Holdings, Inc. Mr. Miller also stated that "the impending restructure will provide the Company with sufficient capital and financial flexibility to allow the Company to continue to execute its business strategy going forward. It also ends the speculation in the marketplace regarding Russell-Stanley's future".

Under terms of the restructuring, bank lenders have indicated they will support an amendment to the existing revolving credit and term loan facility providing for a $95 million commitment which is an increase of $10 million over the current level. On the effective date of the restructuring, the Company will have unutilized availability of approximately $20 million. Note holders will exchange $150 million of the existing 10.875% Senior Subordinated Notes into all of the equity of the reorganized company and $20 million of new unregistered Senior Subordinated Notes due seven years from the effective date. Interest on the new notes will be paid-in-kind until September 30, 2003 and payable in cash thereafter if certain financial conditions are met.

An ad-hoc committee of note holders whose members hold more than 90% of the aggregate principal amount of the existing Senior Subordinated Notes have indicated they will support the restructuring. The restructuring will proceed as an exchange offer to existing holders of the Senior Subordinated Notes. The restructuring is subject to documentation and other customary conditions and is expected to be completed within approximately three months. The restructuring will have no effect on trade creditors or customers.

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Russell-Stanley Holdings, Inc. is a leading manufacturer and marketer of plastic and steel containers and a leading provider of related container services in the United States and Canada.





This press release includes forward-looking statements for the purposes of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and assumptions about future events. Although we believe our expectations and assumptions are reasonable, we cannot assure you that our expectations and assumptions will prove to have been correct. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.